[ASTORIA FINANCIAL CORPORATION LETTERHEAD]


                                     Contact:    Peter J. Cunningham
                                                 First Assistant Vice President
                                                 Investor Relations
                                                 516-327-7877

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FOR IMMEDIATE RELEASE
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          ASTORIA FINANCIAL CORPORATION ADOPTS STOCKHOLDER RIGHTS PLAN
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      LAKE SUCCESS, NEW YORK ---- JULY 18, 1996 - Astoria Financial Corporation
(the "Corporation") (Nasdaq:AFSC) announced today that its Board of Directors has adopted a Stockholder Rights Plan and declared a dividend of one preferred share purchase right ("Right") for each outstanding share of common stock of the Corporation. Each Right will initially entitle stockholders to buy a one one-hundredth interest in a share of a new series of preferred stock of the Corporation at an exercise price of $100.00 upon the occurrence of certain events described in the Plan.

      President and Chief Executive Officer George L. Engelke, Jr., commented that as the Corporation approached the three year anniversary of Astoria Federal Savings and Loan Association's conversion to the stock form of ownership, it was prudent for the Board to ensure that the interests of stockholders were adequately protected. He stated, "The Rights Plan, which is similar in effect to plans adopted at well over two thousand other companies, was not adopted in response to any specific event. Our Board of Directors has a responsibility to assure that all stockholders of Astoria Financial Corporation receive fair and equitable treatment in the event of any proposed acquisition of the Corporation and to guard against partial tender offers, squeeze-outs and other abusive tactics to gain control of the Corporation without paying all stockholders a fair and full value for their investment in the Corporation. The Plan will not prevent the Corporation from being acquired but rather encourages potential acquirors to negotiate any such proposed transaction with the Board of Directors, who has the responsibility to act in the best interest of all who own our stock."

      Initially, Rights will not be exercisable and will transfer with and only with the shares of common stock. The Rights will be exercisable and separately transferable twenty business days after a person or group of persons acquires 10% or more of the common stock of Astoria Financial Corporation ("Acquiring Person") or a person or group of persons announces a tender offer, the consummation of which would result in ownership by a person or group of persons of 10% or more of Corporation common stock. Subject to certain limitations, the Corporation's Board of Directors may reduce the 10% threshold.

      If a person or group of persons becomes an Acquiring Person, each Right, unless redeemed by the Board of Directors at a price of $0.01 per Right, will entitle its holder (other than such person or member of such group) to purchase, at the then-current exercise price of the Right, a number of shares of common stock of Astoria Financial Corporation having a market value equal to twice the exercise price of the Right. Alternatively, at any time after an Acquiring Person becomes such, but prior to the acquisition by such person of 50% or more of the Corporation's common stock, the Board of Directors may, at its option, direct the issuance of one share of common stock in exchange for each Right other than those held by the Acquiring Person. Additionally, if the Corporation is acquired in a merger or other business combination transaction, each unredeemed Right will entitle its holder to purchase, at the then-current



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exercise price of the Right, a number of shares of common stock of the acquiring company having a market value at that time equal to twice the exercise price of the Right.

      The Rights dividend distribution will be payable to stockholders of record on September 3, 1996. The Rights will expire ten years later on September 3, 2006. The distribution of the Rights is not taxable to stockholders. A letter regarding the Rights Plan and a summary of its terms will be mailed to stockholders in August, 1996.

      Astoria Financial Corporation is the holding company for Astoria Federal Savings and Loan Association. With assets in excess of $7.0 billion, Astoria Financial is the third largest publicly traded thrift in New York and the fifteenth nationally. Established in 1888, Astoria Federal operates 46 banking offices and provides retail banking, mortgage and consumer loan services to over 250,000 customers.

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